UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SONOSITE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 20, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of SonoSite, Inc., which will be held on Tuesday, April 21, 2009, at 8:00 a.m., local time, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904.

At the annual meeting, you will be asked to consider and vote to elect nine directors to SonoSite’s board of directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

SONOSITE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

You should read carefully the accompanying notice of annual meeting of shareholders and the proxy statement for additional related information.

To be sure that your shares are properly represented at the meeting, whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the annual meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

KEVIN M. GOODWIN
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

SONOSITE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 21, 2009

We will hold the 2009 Annual Meeting of Shareholders of SonoSite, Inc. at 8:00 a.m., local time, on Tuesday, April 21, 2009, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904:

•	To elect nine directors to SonoSite’s board of directors to serve until the 2010 annual meeting of shareholders;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on February 27, 2009 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting.

The directors elected will be the nine candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify appointment of the independent registered public accounting firm.

You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card, even if you plan to attend the annual meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted, either by returning a proxy for the same shares bearing a later date, filing with the corporate secretary of SonoSite a written revocation bearing a later date or attending the annual meeting and voting in person. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

KATHRYN SURACE-SMITH
Vice President, General Counsel and Corporate Secretary

Bothell, Washington

March 20, 2009

SONOSITE, INC.

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to holders of shares of common stock of SonoSite in connection with the solicitation of proxies by our board of directors for use at our 2009 annual meeting of shareholders to be held at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904, at 8:00 a.m., local time, on Tuesday, April 21, 2009. Matters to be considered at the annual meeting are set forth in the accompanying notice of annual meeting of shareholders. It is expected that the notice of annual meeting of shareholders, proxy statement and accompanying form of proxy will be mailed to shareholders on March 27, 2009.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

Only our shareholders of record at the close of business on February 27, 2009, are entitled to notice of and to vote at the annual meeting. On that date, there were 17,069,727 shares of common stock outstanding. The number of shareholders of record of our common stock on February 27, 2009 was 13,900. This figure does not include the number of shareholders whose shares are held by a broker or clearing agency, but does include each such brokerage house or clearing agency as one holder of record.

REVOCABILITY OF PROXIES

Shares represented at the annual meeting by properly executed proxies will be voted at the annual meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at any time either by:

•	filing with the corporate secretary of SonoSite, prior to the annual meeting, either a written revocation or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the annual meeting will not revoke the shareholder’s proxy unless such shareholder votes in person.

QUORUM AND VOTING

You will be entitled to one vote per share of common stock that you hold. Action may be taken on a matter submitted to shareholders at the annual meeting only if a quorum exists. The presence, in person or by proxy, of one-third of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “abstain” box on the proxy card, or when a shareholder present at the meeting does not cast a ballot.

Under applicable law and SonoSite’s restated articles of incorporation and amended and restated bylaws, if a quorum is present at the annual meeting, the nine nominees for election of directors who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.

The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify the appointment of the independent registered public accounting firm.

Because custodians will have discretionary voting authority with respect to election of directors and the ratification of the independent registered public accounting firm, broker non-votes will have no effect with respect to the election of directors or ratification of the appointment of the independent registered public accounting firm. The outcomes of these proposals are determined by a majority of votes cast, and abstentions and broker non-votes will have no effect on the outcomes because they are not counted as votes cast for or against the proposal.

Your shares will be voted in accordance with the instructions you indicate when you submit your proxy. If you submit a proxy, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees listed in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	At the discretion of the proxy holders, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Voting by Mail

By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet

You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting

If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the 2008 annual report are available on our Internet site by going to www.sonosite.com and clicking on “About SonoSite”, then “For Investors”. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save SonoSite the cost of producing and mailing these documents by following the instructions provided on your proxy card or following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access SonoSite’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time. You do not have to elect Internet access each year.

HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission, or SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside. Any one of the shareholders at a shared address may notify Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, if such shareholder wishes to receive additional copies of this proxy, and Broadridge will deliver the additional copy promptly after the request. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are a shareholder of record and share an address with one or more other shareholders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, or you wish to request delivery of a single copy of our annual reports, proxy statements and other disclosure documents, you can do so by contacting Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from or added to the householding program within 30 days of receipt of your request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

SOLICITATION OF PROXIES

Proxies may be solicited by our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail or telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, nine directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. The board of directors has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote “FOR” the election of the nominees listed below.

The following table sets forth the name and age of each member of the board of directors, the positions and offices held by each director with SonoSite and the period during which the director has served as a director of SonoSite.

At the annual meeting, the nine directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. There are no family relationships among any of the Company’s directors or executive officers. Edward Fritzky, who served as a director from 1998 to April 2009, is not standing for re-election.

Name	Age	Positions and Offices With SonoSite	Director Since
Kirby L. Cramer	72	Chairman of the Board of Directors (non-executive)	1998
Kevin M. Goodwin	51	President, Chief Executive Officer and Director	1998
Carmen L. Diersen	48	Director	2005
Steven R. Goldstein, M.D.	58	Director	1998
Paul V. Haack	58	Director	2006
Robert G. Hauser, M.D.	69	Director	2004
Richard O. Martin, Ph.D.	69	Director	2008
William G. Parzybok, Jr.	67	Director	1998
Jacques Souquet, Ph.D.	62	Director	1998

Kirby L. Cramer has served as our non-executive Chairman of the Board since 1998. From 1968 to 1987, Mr. Cramer served as Chief Executive Officer of Hazleton Laboratories Corporation, now called Covance, Inc., and is currently its Chairman Emeritus. He is also a member of the board of directors of Cardiometrix Corporation, a medical device company. Mr. Cramer holds a B.A. degree from Northwestern University and an M.B.A. degree from the University of Washington and is a graduate of the Harvard Business School’s Advanced Management Program.

Kevin M. Goodwin has served as our President, Chief Executive Officer and a director since 1998. From 1997 to 1998, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound, Inc.’s (“ATL”) handheld systems business group. From 1991 to 1997, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound’s businesses in Asia, the Pacific and Latin America. From 1987 to August 1991, Mr. Goodwin served in a variety of sales and management positions at ATL Ultrasound. From 1980 to 1987, Mr. Goodwin served in various management positions with American Hospital Supply, Picker International and Baxter Healthcare Corporation, all medical equipment and supply distributors. Mr. Goodwin holds a B.A. degree from Monmouth College, with an emphasis on hospital management, and attended the Executive Program at the Stanford Graduate School of Business.

Carmen L Diersen has served as a director of SonoSite since 2005. Since September 2006, Ms. Diersen has served as the Chief Financial Officer of Spine Wave, Inc., a developer of advanced materials, techniques, and implant systems for spinal surgery. From 2004 to 2006, Ms. Diersen served as Executive Vice President and Chief Financial Officer of American Medical Systems. From 1992 to 2004, she held positions of increasing domestic and international responsibility in finance, business development, and general management at Medtronic Inc., including Vice President, Business Development, Vice President, General Manager, Musculoskeletal Tissue Services and Vice President of Finance and Administration and Vice President of Business Development, Americas and Asia Pacific. From 1982 to 1992, she was at Honeywell Inc. Ms. Diersen served on the board of directors of Memry Corporation from December 2004 through September 2008 when the company was sold. Ms. Diersen has been a Certified Public Accountant since 1983. Ms. Diersen received a B.S. Accounting Degree from the University of North Dakota and an MBA from the University of Minnesota, Carlson School of Management.

Steven R. Goldstein, M.D. has served as a director of SonoSite since 1998. Since 1995, he has served as Professor of Obstetrics and Gynecology at New York University School of Medicine. Since 1980, Dr. Goldstein

has held various positions as a doctor of Obstetrics and Gynecology at New York University Medical Center, serving as Director of Gynecological Ultrasound since 1994, and as Co-Director of Bone Densitometry for the Department of Obstetrics and Gynecology since 1997. Dr. Goldstein holds an M.D. degree from New York University School of Medicine and completed his residency in Obstetrics and Gynecology at New York University-affiliated hospitals in 1980.

Paul V. Haack has served as a director of SonoSite since 2006. From 1972 until his retirement in 2005, Mr. Haack practiced as a Certified Public Accountant, and held positions of increasing responsibility at Deloitte and Touche. Most recently Mr. Haack was a senior partner in Chicago serving the United Airlines and Boeing accounts. During his career he also served as lead technical partner in Deloitte’s Northwest and Milwaukee Practices. Mr. Haack also serves on the board of directors of Esterline Technologies. Mr. Haack received a B.S. Degree in business from the University of Montana.

Robert G. Hauser, M.D., has served as a director of SonoSite since 2004. Dr. Hauser has been a Senior Consulting Cardiologist at the Minneapolis Heart Institute since 1992. In 2003-2004 and in 1995-1996, he served as President of the Cardiovascular Services Division of Abbott Northwestern Hospital. From 1987 to 2003, he was the director of Pacemaker Surveillance Clinic, Minneapolis Heart Institute. From 1988 to 1992, Dr. Hauser served as President and Chief Executive Officer of Cardiac Pacemakers, Inc., a division of Eli Lilly and Company, prior to its merger with Guidant, Inc. Dr. Hauser is a fellow of the American College of Cardiology and a Founder, Past-President and Fellow of the Heart Rhythm Society (NASPE). He received a B.S. degree from the University of Cincinnati and graduated with honors from College of Medicine at University of Cincinnati in 1968.

Richard O. Martin, Ph.D. joined SonoSite’s Board in May 2008. Dr. Martin served as President of Medtronic Physio Control Corporation from 1998 until his retirement in 2001. Prior to its acquisition by Medtronic in 1998, he was Chairman and Chief Executive Officer of Physio Control Corporation. He also held several senior executive positions in engineering, marketing and sales with Intermedics, Inc before being named President and COO of that company in 1985. From 1989 to 1990, Dr. Martin served as Director, President and COO of Positron Corporation. Dr. Martin also serves on the boards of CardioDynamics International Corporation and Pet DRx Corporation. Dr. Martin received his bachelor’s degree from Christian Brothers College, a master’s from the University of Notre Dame, and a doctorate from Duke University.

William G. Parzybok, Jr. has served as a director of SonoSite since 1998. From 1991 to 1998, Mr. Parzybok was Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments. From 1984 to 1991, he served as Vice President and General Manager of various groups at Hewlett-Packard Company, a computer hardware and instrument manufacturer. Mr. Parzybok holds B.S. and M.S. degrees from Colorado State University.

Jacques Souquet, Ph.D. has served as a director of SonoSite since 1998. Dr. Souquet is the founder and Chief Executive Officer of SuperSonic Imagine, a French company focused on the early detection and characterization of lesions. Prior to that, Dr. Souquet served as a scientific consultant at Philips Medical Systems. From 2001 to 2002, he served as Chief Scientific and Technology Officer of Philips Medical Systems. Before the acquisition of ATL Ultrasound by Philips Medical Systems in 1998, Dr. Souquet served as Chief Technology Officer and Senior Vice President for Product Generation at ATL. Dr. Souquet serves on the board of directors of Median Technologies, a company involved in the development of computer aided detection for medical applications. He also serves on the educational board of Northeastern University in Shenyang, China. Dr. Souquet received a High Engineering Degree from Ecole Superieure d’Electricite of Paris, France, a Ph.D. degree from Orsay University of France in the field of optical memory, and a second Ph.D. degree from Stanford University in the field of new acoustic imaging techniques for medical ultrasound applications and nondestructive testing.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No 1.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The board of directors has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market: Kirby L. Cramer, Carmen L. Diersen, Edward V. Fritzky, Steven R. Goldstein, M.D., Paul V. Haack, Robert G. Hauser, M.D., Richard O. Martin, Ph.D., William G. Parzybok, Jr. and Jacques Souquet, Ph.D. The board of directors has also determined that each of the members of the board committees meets the independence requirements applicable to committees under the Nasdaq and the Securities and Exchange Commission rules and regulations.

COMMITTEE MEMBERSHIP AND FUNCTION

The board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a quality and technology committee. The board has also established a financing committee and a mergers and acquisitions committee, each on an ad hoc basis. Each of these committees is responsible to the board of directors and, except to the extent that sole authority over a particular matter has been granted to such committee, its activities are subject to approval of the board. The functions performed by the audit, compensation and nominating and corporate governance committees are summarized below.

Audit Committee

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of SonoSite and audits of its financial statements. The audit committee is governed by an audit committee charter adopted by the board of directors that may be amended by the board of directors at any time, in which case the most current version will be available on our web site at http://www.sonosite.com/about/committees/. The audit committee’s primary duties and responsibilities include:

•

Appointing and retaining our independent registered public accounting firm, approving all audit, review and other services to be provided by the independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	Overseeing the qualifications, independence and performance of our independent registered public accounting firm and internal controls compliance department;

•	Reviewing and, if appropriate, approving any related party transactions;

•

Providing an avenue of communication among the independent registered public accounting firm, management, the internal controls compliance department, and the board of directors, including a meeting summary as part of regular board of directors meetings;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The members of the audit committee in 2008 were Mr. Haack (chairperson), Ms. Diersen, Mr. Fritzky and Mr. Parzybok. Dr. Martin was appointed to the audit committee effective February 9, 2009. The board of directors has determined that all members of the audit committee meet the independence requirements of both Nasdaq and the SEC and has designated Mr. Haack as SonoSite’s “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The biographical summaries for Mr. Haack,

Ms. Diersen, Dr. Martin and Mr. Parzybok are included under “Proposal One: Election of Directors—Nominees.” The audit committee held nine meetings in 2008.

Compensation Committee

The compensation committee has been delegated by the board of directors to oversee all significant aspects relating to SonoSite’s compensation policies and programs, including recommending director and officer compensation. The Committee is governed by a compensation committee charter, adopted by the board of directors, which may be amended by the board of directors at any time, in which case the most current version will be available on our web site at http://www.sonosite.com/about/committees/. The compensation committee’s responsibilities include:

•	Reviewing and approving compensation and benefits for directors and our executive officers;

•	Administering our incentive compensation and benefits plans;

•	Reviewing and approving corporate and individual goals and objectives relevant to the compensation of our officers;

•	Evaluating the performance of our chief executive officer in light of individual and corporate goals and objectives; and

•	Making recommendations to the board of directors regarding such matters.

The members of the compensation committee in 2008 were Dr. Hauser (chairperson), Mr. Cramer, and Drs. Goldstein and Pfeffer (until his retirement from the board of directors in April 2008). Mr. Parzybok was appointed to the compensation committee effective February 9, 2009. The compensation committee held five meetings in 2008.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is appointed by the board of directors to help ensure that the board of directors is appropriately constituted to meet its fiduciary obligations to SonoSite and its shareholders related to monitoring and safeguarding the independence of the board and providing a leadership role in shaping the corporate governance of SonoSite.

A complete description of the Committee’s functions is provided in its written charter, which is accessible via our website at http://www.sonosite.com/about/committees/. The nominating and corporate governance committee’s primary duties and responsibilities include:

•	Establishing director qualifications and the selection criteria for new directors;

•	Identifying individuals qualified to become directors and recommending director nominees to the board of directors;

•	Overseeing the annual self-assessment of the board;

•	Annually reviewing the board of directors committee membership and structure;

•	Monitoring the independence of directors under Nasdaq Stock Market listing requirements; and

•

Reviewing and assessing the board’s corporate governance principles and the company’s code of conduct applicable to all directors, officers and employees, and monitoring and approving any modifications or waivers of such code of business conduct and ethics.

The members of the nominating and corporate governance committee in 2008 were Ms. Diersen (chairperson), Messrs. Cramer, Fritzky and Haack and Dr. Pfeffer (until his retirement from the board of directors in April 2008), all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules. The nominating and corporate governance committee held four meetings in 2008.

BOARD, COMMITTEE AND ANNUAL MEETING ATTENDANCE

In 2008, there were seven meetings of the board of directors. Each board member attended at least 75% of the aggregate of the meetings of the board and of the committees on which he or she served. SonoSite has no formal policy regarding annual meeting attendance by its directors, but it strongly encourages attendance and all directors attended our 2008 annual meeting of shareholders.

EXECUTIVE SESSIONS

Our corporate governance principles require that at each board of directors meeting, and at such other times as determined by the chairperson or as required by applicable law, the independent directors shall meet separately in executive session without management present.

DIRECTOR NOMINATIONS

Criteria for Board Membership

The nominating and corporate governance committee reviews the skills, characteristics and experience of potential candidates for election to the board and recommends nominees for directors to the full board for approval. As stated in our corporate governance principles, posted on our website at http://www.sonosite.com/about/governance/, among the characteristics to be considered by the nominating and corporate governance committee in evaluating director candidates are professional background, business experience, judgment and integrity, familiarity with the healthcare industry and technical expertise. To the extent practicable, candidates for open director seats are selected on the principle that relevant business and industry experience is beneficial to the board of directors as a whole. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and its committees, as well as the nature and time involved in a director’s service on other boards.

Process for Identifying and Evaluating Nominees

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the board of directors as a result of a resignation or otherwise, or if the board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee then identifies the desired skills and experience of a new nominee in light of the criteria above.

Shareholder Nominee

In accordance with our bylaws and applicable law, recommendations for nominations for directors may be made by any shareholder of record entitled to vote for the election of directors at shareholder meetings held for such purpose. The requirements a shareholder must follow for recommending persons for election as directors are set forth in our bylaws and the section of this proxy statement titled “Deadline for Receipt of Shareholder Proposals for 2010 Annual Meeting.” If a shareholder complies with these procedures for recommending persons for election as directors, the committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the committee’s independent judgment in accordance with the policies and procedures adopted in the committee’s charter, and based upon the same criteria used with respect to candidates selected by the board, will determine whether to recommend the candidates recommended by the shareholders to the board of directors for inclusion in the list of candidates for election as directors at the next shareholder meeting held to elect directors.

Board Nominees for the 2009 Annual Meeting

Each of the nominees listed in this proxy statement are current directors standing for re-election.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors maintains a process for shareholders to communicate with the board of directors. Shareholders wishing to communicate with the board of directors should send any communication to Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The corporate secretary will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the corporate secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the compensation committee are independent directors, and none of them serve as a member of a compensation committee (or equivalent) or board of directors of any entity that has one or more executive officer serving as a member of our compensation committee or board of directors.

CODE OF CONDUCT

SonoSite has adopted a code of conduct to guide our officers, directors and employees, including our principal executive officer, principal financial officer and controller, in complying with the law and maintaining the highest standards of ethical conduct. All of our employees and directors must carry out their duties in accordance with the policies set forth in the code of conduct and with applicable laws and regulations. The code of conduct also sets forth our procedures for reporting possible wrongdoing to executive management and establishes a confidential procedure for reporting to the audit committee. A copy of the code of conduct can be accessed on the Internet via our website at http://www.sonosite.com/about/governance/.

EXECUTIVE OFFICERS

Our executive officers and their ages as of December 31, 2008, are as follows:

Name	Age	Positions	Officer Since
Kevin Goodwin	51	President, Chief Executive Officer and Director	1998
Michael Schuh	48	Vice President, Chief Financial Officer and Treasurer	2000
James Branman	46	Vice President, US Sales	2008
Graham Cox	50	Senior Vice President, Worldwide Sales and Distribution	2005
James Gilmore	44	Senior Vice President, Product Innovation and Customer Delivery	2008
Kathryn Surace-Smith	50	Vice President, General Counsel and Corporate Secretary	2002

Kevin Goodwin’s biographical summary is included under “Proposal One: Election of Directors—Nominees”.

Michael Schuh has served as Vice President, Finance and Chief Financial Officer since 2000 and as Treasurer since 2003. From 2000 to 2002, Mr. Schuh also served as Secretary. Previously, Mr. Schuh was with Leasetec Corporation in Boulder, Colorado for approximately 14 years in a variety of positions including vice president of finance, director of strategic planning and acquisitions, European finance director and corporate controller. He also acted as chief financial officer and chief operating officer of Capital Associates in Lakewood, Colorado. Prior to Leasetec, Mr. Schuh served for four years as senior consultant for Deloitte Haskins & Sells in Denver, Colorado. Mr. Schuh holds a bachelor’s degree in business administration from the University of Wisconsin in Madison, Wisconsin.

James Branman, Vice President, US Sales, has held sales management positions at SonoSite since 2001. Prior to his promotion from Director, US Sales to his current position in 2008, he also served as a business director for the Western region. Mr. Branman’s career spans 18 years of increasing responsibility in sales and sales management in the medical technology industry, 16 of which are in ultrasound. He began his career as an ultrasound sales representative for Corometrics Medical Systems in 1991 and among other companies worked for GE Medical Systems and ATL Ultrasound, Inc. Mr. Branman holds a bachelor of science degree in history with a minor in political science from Illinois State University.

Graham Cox, Vice President, International, joined SonoSite in 1999. He was promoted from Vice President, Europe, Middle East and Africa to Vice President, International in 2005. Involved with the ultrasound industry since 1978, Mr. Cox worked for ATL Ultrasound and Acuson prior to joining SonoSite. Mr. Cox received an electronic engineer education and holds an Executive MBA from the International Management Centers Association.

James Gilmore, Senior Vice President, Product Innovation and Customer Delivery, rejoined SonoSite in 2006. Previously, he served as global engineering manager for global ultrasound probes at GE Healthcare. Mr. Gilmore was one of the original engineers at SonoSite when the company was spun off from ATL Ultrasound in 1998. He served as director, transducer engineering for six years. He was honored as an ATL Technical Fellow for innovation and technical leadership and is named as an inventor on three patents for transducer technology. Mr. Gilmore received both his bachelor’s degree in electrical engineering and his master’s degree in biomedical engineering from Drexel University.

Kathryn Surace-Smith has served as Vice President, General Counsel and Corporate Secretary since 2002. From 1996 to August 2002, she was General Counsel at Metawave Communications, a telecommunications equipment provider. Prior to that, Ms. Surace-Smith served as International Counsel for Alcatel Telecom in Paris and as Counsel at the European Bank for Reconstruction and Development in London. After receiving her law degree from Columbia University, where she served as editor of the Columbia Law Review, she was in private practice with Gibson, Dunn & Crutcher. She received her undergraduate degree from Princeton University.

COMPENSATION DISCUSSION AND ANALYSIS

THE COMPENSATION COMMITTEE

Membership and Charter

During 2008, the members of the compensation committee of the board of directors were Robert G. Hauser, M.D. (chairperson), Kirby L. Cramer and Steven R. Goldstein, M.D. In February 2009, William G. Parzybok, Jr. was added to the committee. As required by the committee charter, all committee members have been and currently are independent nonemployee directors as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and the director independence requirements of the NASDAQ. In addition, each director satisfies the definition of “outside director” under Section 162(m) of the Internal Revenue Code. No special expertise in compensation matters is required for appointment to the committee.

The compensation committee is responsible for all components of SonoSite’s executive compensation program and for administering all stock option plans, including the 1998 Stock Option Plan (the “1998 Plan”) and the Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”), under which stock option grants, restricted stock unit grants and other types of incentive compensation may be made to executive officers. In addition, the committee administers SonoSite’s other employee benefit plans, including its 401(k) plan, and employee stock purchase plan. On an annual basis, the compensation committee evaluates the performance and compensation of SonoSite’s chief executive officer. The committee also reviews and recommends the compensation of the board for approval by the entire board.

The committee’s charter can be found on SonoSite’s website http://www.sonosite.com/about/committees/. The charter can be modified by a decision of the committee, subject to approval by the board. The committee has the authority on its own behalf to retain outside counsel and consultants as the committee deems necessary in its sole discretion to advise the committee on matters within the charter of the committee and has the sole authority to approve such consultants’ fees and other terms of engagement. The charter gives the committee the authority to make decisions on behalf of the board with respect to matters within its jurisdiction and any other duties assigned to it by the board. Under its charter, the committee also has the authority to delegate to a subcommittee of its members any of its functions, duties and authority but has not done so.

The committee meets quarterly in conjunction with regularly scheduled board meetings, and also holds meetings via conference call when deemed necessary by the committee or its chairperson. The agendas are determined through a collaborative process involving the committee chairperson, SonoSite’s chief administrative officer and SonoSite’s chief executive officer, who typically attend all meetings. These officers are typically excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions of the committee.

Compensation Consultant/Role of Executives

Compensia Inc. (“Compensia”) has been the committee’s compensation consultant for advice on executive compensation matters and severance arrangements since 2006. Compensia provides the committee with relevant market data and alternatives to consider when making decisions for the named executive officers as well as other key officers. The committee has the sole authority to hire and fire Compensia. The committee receives Compensia’s final work product. Management does not have its own compensation consultant. Since 2007, Aon Consulting has been retained by the committee to provide education to the committee members on compensation topics.

SonoSite’s chief administration officer provides administrative support and historical and current compensation information to Compensia to use in its analyses. The chief executive officer, with the assistance of the chief administration officer, annually reviews the performance of each named executive officer (other than the chief executive officer whose performance is reviewed by the committee). Their conclusions and recommendations based on those reviews are presented to the committee for consideration. The chief administration officer is also responsible for the day-to-day administration of SonoSite’s stock and retirement plans.

COMPENSATION PHILOSOPHY

The committee’s work is guided by the following three principles:

•	Attract and retain talented executive personnel by providing competitive compensation opportunities;

•	Directly link compensation to individual contribution and company performance; and

•	Tie meaningful compensation opportunities to the creation of additional shareholder value.

Our executive compensation philosophy is implemented through three key elements. The first element is to attract and retain talented executive personnel by paying them market or a premium-to-market base salary. Offering market or premium-to-market base salary is designed to provide executive personnel with the benefits of a stable base compensation that is comparable to what they would receive from most of our competitors. The second element is the annual variable incentive plan, which ties annual bonus payments to specified annual performance objectives. The third element is to provide executive personnel with meaningful equity compensation awards in order to align executives’ incentives with shareholder value creation.

In making compensation decisions for the named executive officers, the committee compares each element of total compensation against a peer group of publicly traded medical device companies (collectively, the “Compensation Peer Group”). This Compensation Peer Group, which is periodically reviewed and updated by the committee, contains companies with greater revenues and market capitalization than SonoSite; however, the Committee concluded that this peer group was appropriate because the company is competing for talent with these organizations. In 2007, the companies comprising the Compensation Peer Group for the review to establish 2008 compensation levels were:

ArthroCare	Resmed
Aspect Medical Systems	Thoratec
Biosite	Ventana Medical Systems
Cytyc	Vital Signs
Dj Orthopedics	Wright Medical Group
Hologic	Young Innovations
ICU Medical	Zoll Medical
Integra Lifesciences Holdings

In 2008, the membership of the Compensation Peer Group was modified. In particular, several of the companies from the 2007 Compensation Peer Group were replaced because they either ceased to exist or became much larger than SonoSite as a result of acquisitions or mergers. In other cases, the committee chose new peer companies whose relative growth rates more closely matched those of SonoSite, and were therefore more comparable for purposes of assessing compensation levels. The new Compensation Peer Group used to benchmark compensation for 2009 was comprised of the following publicly-traded medical device companies:

Accuray	Merit Medical Systems
AngioDynamics	Symmetry Medical
ArthroCare	Thoratec
Cardiac Science	Tomo Therapy
Datascope	Vital Signs
Exactech	Volcano
ICU Medical	Wright Medical Group
Masimo	Zoll Medical
Mentor

The Compensation Peer Group, together with Compensia’s analysis of such data, is used by the committee as a reference to evaluate compensation for the company’s chief executive officer and chief financial officer. In addition, for the 2008 and 2009 compensation reviews, when relevant data was not available from the Compensation Peer Group for other executive officers, the committee relied on data from the Radford July 2008 High-Tech Executive Survey updated by Compensia to October 1, 2009 using a 4.2% annual update factor (the Compensation Peer Group data and Radford Study data are hereinafter collectively referred to as the “Market Data”). The broad goal of the committee was to benchmark SonoSite’s executive compensation to the 50th percentile of salary, to the 50th to 75th percentile for total cash compensation, and to the 50th percentile for equity grants, relative to the Market Data, subject to adjustments below or exceeding the target levels, based on the committee’s evaluation of the executive’s scope of responsibility, achievement of business results, the company’s performance, internal pay equity, and length of time in position (collectively, the “Individual Factors”). While the targets identified above for each component of the compensation program provide a framework for setting individual compensation, the committee exercises appropriate judgment in setting compensation through application of the Individual Factors.

During 2008, actual compensation paid or awarded to individual named executive officers varied in a number of cases from the various targets described above, including because several named executive officers moved into new roles, and in one case, served in his position for only a portion of the year. As a result, several named executive officers had variances of 10% or more between actual base salary paid in 2008 and the 50th percentile benchmark in the Market Data used to set 2008 compensation. For example, because Michael Schuh changed positions during the course of the year, his salary was at 79% of the benchmark, and due to internal pay equity considerations, Kathryn Surace-Smith’s salary was at 88% of the benchmark. Graham Cox’s salary was at 126% of the benchmark, primarily due to payment of UK pension contributions and related threshold salary amounts. At the time the committee referenced the Market Data to establish 2008 compensation level, James Branman was not a named executive officer, and the Market Data benchmarks therefore were not applied to his 2008 compensation.

Total cash compensation for Michael Schuh, Kathryn Surace-Smith and James Gilmore was generally within the 50-75th percentile benchmark guideline; the total cash compensation for Kevin Goodwin and Graham Cox exceeded the benchmark. The executives’ achievement levels under SonoSite’s 2008 Variable Incentive Bonus Plan, combined with the base salary level of Mr. Goodwin and Mr. Cox used to calculate the incentive payout under the plan, were the primary reasons for this variance (see “Short Term Incentive Compensation” below).

Equity grants to Messrs. Goodwin and Gilmore in 2008 were above the 50th percentile benchmark guidelines, and 2008 equity grants for Mr. Schuh and Ms. Surace-Smith were below the benchmark guidelines. The “Equity Grants” section below explains the amounts of and rationale for the 2008 equity grants.

In both 2008 and 2009, the committee also used individual “tally sheets” compiled by Compensia to list and total the various components of compensation for each executive and compare it to Market Data. The tally sheets were used to ensure executive compensation matches historical performance and to compare internal compensation equity.

COMPONENTS OF EXECUTIVE COMPENSATION

Base Salaries

The committee performs an annual review of base salaries for named executive officers and other employees based on Market Data, an internal review of each executive’s compensation relative to other officers, and the individual performance of the executive. Base salary ranges are established for each executive based on Market Data. In general, base salaries for senior executives are targeted at the median base salary level (50th percentile) of this Market Data. The committee may make adjustments that vary from this median base salary level based on its review of the Individual Factors.

In July 2008, the committee approved a base salary increase for Mr. Branman from $180,000 to $200,000 in connection with his promotion to vice president, U.S. sales and the increased responsibilities associated with that position.

In October 2008, the committee approved base salary increases for the named executive officers as follows, effective as of January 1, 2009:

(i)	Mr. Goodwin received an increase in annual base salary from $450,000 to $507,500 to align his base salary more closely with chief executive officers’ base salary levels for companies with similar revenue and operating profit results.

(ii)	Mr. Schuh resumed the position of chief financial officer in October 2008, and received an increase in annual base salary from $220,000 to $240,000, which aligned his base salary more closely with chief financial officers’ base salary levels reflected in the Market Data.

(iii)	Mr. Branman’s annual base salary was increased from $200,000 to $247,000 to incorporate a previously received cost of living adjustment (COLA) into his base salary. His COLA was eliminated.

(iv)	Mr. Cox was promoted to senior vice president, worldwide sales and distribution and received a corresponding increase in the U.S. dollar portion of his annual base salary from $265,000 to $290,000.

(v)	Mr. Gilmore’s annual salary was increased from $220,000 to $240,000 in connection with his promotion to senior vice president, product innovation and customer delivery and the increased responsibilities associated with that position.

(vi)	Ms. Surace-Smith received an increase in annual base salary from $220,000 to $230,000 as recognition for her achievements during the previous twelve months.

Additionally in October 2008, the committee analyzed the company’s current Section 16 officer group and determined that Ms. Surace-Smith’s Section 16 officer designation should be removed and that Section 16 officer designations should be added for Mr. Branman and Mr. Gilmore.

Short-term Incentive Compensation

The SonoSite, Inc. Variable Incentive Bonus Plan (the “VIP”), the annual cash incentive program, is intended to: (i) enhance shareholder value by promoting strong linkages between employee performance and company performance; (ii) support achievement of the company’s business objectives; and (iii) promote retention of participating employees by providing them with the opportunity to earn incentive pay to increase their total annual cash compensation up to the 75th percentile of the Market Data. The VIP was initially implemented for fiscal year 2005. The VIP provides guidelines for the calculation of incentive based compensation, subject to compensation committee oversight and modification. Each year the committee decides whether to establish a VIP, selects which executives should be included, and establishes performance targets. At the beginning of the following year, the committee reviews actual performance for the previous fiscal year against the pre-established performance goals and approves any payments to be made under the VIP.

Messrs. Goodwin, Schuh, Cox and Gilmore and Ms. Surace-Smith participated in the Incentive Bonus Plan for 2008 (the “2008 VIP”). Mr. Branman did not participate in the 2008 VIP but received a bonus under certain sales incentive plans described below. The 2008 VIP provided for two bonus programs – the Corporate Program (based on revenue growth and operating profit growth) and the Sales, General and Administrative Program (“SG&A Program”) (based on revenue growth and reduction of SG&A expense). Initially, Messrs. Goodwin and Schuh were included in the Corporate Program, and Mr. Cox and Ms. Surace-Smith were included in the SG&A Program. However, early in 2008, Mr. Cox and Ms. Surace-Smith were moved to the Corporate Program so that all named executive officers would be compensated pursuant to the same performance goals.

Under the Corporate Program in the 2008 VIP, bonuses were calculated based upon the formula of base salary multiplied by the Incentive Target Percentage multiplied by the Matrix Percentage Factor. The Incentive Target Percentage is a percentage of base salary ranging from 45% to 100%, which for each executive was determined by the committee according to such factors as it deems appropriate, including but not limited to, job function, individual participant performance, competitive market data and historical company compensation. The Matrix Percentage Factor is the result of multiplying the “Revenue Factor” and the “Operating Profit Factor”. The Revenue Factor is the actual revenue growth rate less the targeted revenue growth rate multiplied by a 1.5 revenue weighting multiplier. The Operating Profit Factor is the actual operating profit as a percentage of target operating profit multiplied by a 3.5 operating profit weighting multiplier. Operating profit is a corporate earnings target defined as gross margin less operating expenses, excluding stock-based compensation expenses and unusual charges. For 2008, our compensation committee determined that acquisition related expenses and severance costs were unusual charges.

Under the 2008 VIP, for a 100% target achievement, the committee set the revenue growth target at 15% or revenue of $236.2 million and the operating profit target at $27 million. The company’s 2008 actual revenue achievement was $243.5 million and 2008 actual operating profit was $34.1 million. In early 2009, the compensation committee certified the Matrix Percentage Factor and approved the payment of bonuses for the participants at the level of 202% of target achievement.

In addition to Messrs. Goodwin, Schuh, Cox and Gilmore, and Ms. Surace-Smith, Mr. Branman is a participant in the Variable Incentive Bonus Plan for 2009 (the “2009 VIP”) and will not participate in any sales incentive plans in 2009. The 2009 VIP permits the payment of cash awards as well as stock awards under the Company’s 2005 Stock Plan. The 2009 VIP eliminates the compensation committee’s discretion to pay more than the full amount of any bonus otherwise earned under the plan, and limits the bonus paid to one individual to no more than $5,000,000. No awards will be made under the 2009 Plan unless Company financial results exceed both 85% of the revenue growth target and 75% of the operating profit target. Awards under the plan may qualify as deductible under section 162(m) of the Internal Revenue Code.

For the 2009 fiscal year, the 2009 VIP’s specified financial performance goals relating to annual revenue and operating profit have been increased over the 2008 performance goals. Given the uncertain economic environment, the company has decided not to provide any specific public guidance for fiscal year 2009 relating to revenue and operating profit. Therefore, disclosure of the specific performance goals for the 2009 VIP would be tantamount to providing such guidance, which the company does not believe would be in the interest of is shareholders and which could cause competitive harm. At the time that the performance goals were set, the committee considered actual performance at the 100% level overall to be a difficult goal that would be achievable only with significant effort and skill given the deterioration in of the global economic markets and the slowdown in U.S. hospital spending.

Sales Management Incentive Compensation Plans

Mr. Branman, vice president of U.S. sales, did not participate in the 2008 VIP. Instead, his short-term variable compensation was provided for in two separate incentive plans, as follows: (i) for the period covering January 1, 2008 to March 31, 2008, the Q1 Sales Management Incentive Plan (the “Q1 Plan”), and (ii) for the period covering April 1, 2008 to December 31, 2008, the 2008 Sales Management Incentive Plan (the “Q2-Q4 Plan”). His aggregate bonus payment under both plans in 2008 was $85,871.

The revenue and gross margin targets for the Q1 and Q2-Q4 Plans were established by the company’s chief executive officer and chief financial officer, based upon the company’s internal business forecasts for the year. The plans were administered by the company’s chief administration officer, and payouts were calculated and approved by the company’s chief financial officer and chief administrative officer.

The Q1 Plan provided for performance bonuses based upon total U.S. direct revenue of $20M and U.S. direct gross margin of $15.1M during the quarter. Mr. Branman received a bonus payment of $18,213 under the Q1 Plan, an amount equal to 77% of the payout level for 100% achievement.

The Q2-Q4 Plan consisted of three components tied to U.S. direct sales: a quarterly bookings bonus, a quarterly blended gross margin dollars bonus, and an annual franchise building bonus. The quarterly bookings bonus provisions provided for bonus payments if U.S. direct sales bookings achieved cumulative target levels of $45M in the second quarter, $75M in the third quarter, and $110M in the fourth quarter. For the period covered by the Q2-Q4 Plan, the bonus payment for achieving 100% of the plan was $94,675, and Mr. Branman received actual payments totaling $51,958, representing 89% achievement for the second and third quarters. No payment was made for the fourth quarter. The gross margin dollars bonus provisions in the Q2-Q4 Plan provided for bonus payments if gross margins from U.S. direct sales achieved certain cumulative targets of $33.9M in the second quarter, $56.5M in the third quarter and $82.8M in the fourth quarter. For the period covered by the Q2-Q4 Plan, the bonus payment for achieving 100% of the plan was $31,700, and Mr. Branman received actual payments totaling $15,700, representing 80% achievement for the second and third quarter. No payment was made for the fourth quarter. The franchise building bonus provisions provided for bonus payments based on the number of consecutive years that participants met or exceeded 100% of their net bookings targets. For the period covered by the Q2-Q4 Plan, the bonus payment for achieving 100% of the plan was $2,500. Mr. Branman did not receive any payments under this component of the Q2-Q4 Plan.

In addition to the payouts under the sales incentive plans described above, Mr. Branman received a $25,000 discretionary bonus to reward him for his performance in 2008, which was approved by the compensation committee.

Equity Grants

We believe equity awards appropriately link individual compensation to individual contribution and company performance, and align the executives’ financial interests with those of our shareholders. The committee grants equity consisting of both stock options and restricted stock units to senior executives, including the named executive officers. In April 2008, SonoSite shareholders approved an amendment to the 2005 Plan to increase the number of shares of common stock reserved for issuance and to extend the overall term of the 2005 Plan. Grants to officers are made out of the company’s 1998 Plan and the 2005 Plan.

Generally, equity award levels are determined based on Market Data, as well as the committee’s evaluation of the Individual Factors for each executive. The committee also considers the amount of stock available for grant in the equity plans. Both cash compensation and equity are benchmarked annually as part of a comparison of total compensation with the Market Data. In general, equity awards for senior executives are targeted at the median level (50th percentile) of the Market Data, although final awards may vary among participants based on the committee’s assessment of Individual Factors. Awards of stock to insiders subject to Section 16 of the Securities Act of 1933 require the approval of the committee. All awards under the company’s stock plans are made at the market price at the time of the award in accordance with the provisions of our stock plans. The plans require that awards be priced at the “fair market value” which is defined in the 1998 Plan and 2005 Plan as the closing sales prices for SonoSite’s common stock on the NASDAQ on the date of grant.

Generally, subject to availability of shares, equity awards to named executive officers are made in the first quarter of each fiscal year following an annual review of the Market Data provided by the committee’s consultant in the fourth quarter of the previous fiscal year, as well as the Individual Factors for each executive. While the committee generally grants equity-based compensation in the first quarter of the year following this review, it retains discretion to make additional awards to named executive officers for retention or promotion purposes. In the case of a newly promoted or hired executive, the grant date is generally the date of the promotion or the beginning date of employment. Equity-based grants are generally made at regularly scheduled quarterly meetings of the committee. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise. However, the committee does consider the impact of the compensation expense incurred by the company when determining the timing and amount of equity awards.

In the first quarter of 2008, the committee did not grant any equity awards to named executive officers. In November 2008, the following awards were granted to named executive officers (the “November Grants”): Mr. Goodwin received 150,000 stock options and 50,000 restricted stock units, Mr. Schuh received 22,500 stock options and 7,500 restricted stock units, Mr. Branman received 8,438 stock options and 2,813 restricted stock units, Mr. Cox received 37,500 stock options and 12,500 restricted stock units, Mr. Gilmore received 22,500 stock options and 7,500 restricted stock units and Ms. Surace-Smith received 7,500 stock options and 2,500 restricted stock units. These restricted stock unit awards vest fully on the third-year anniversary of the grant date and the options vest 25% yearly and become 100% vested and exercisable four years from the date of grant. Our awards are made in an approximate ratio of three options to one restricted stock unit, using the Black-Scholes model, as advised by AON Consulting, the committee’s outside compensation consultant. The size of the November Grants reflects the committee’s decision not to make equity awards in the first quarter of 2008 or to make additional grants during the customary grant period in 2009.

In determining the grants for Mr. Goodwin in November 2008, the committee also reviewed the history of grants made to him during his tenure as chief executive officer, and the business results achieved by the company in 2008 up to the time of grant. In 2002, 2004 and 2005, Mr. Goodwin did not receive any grants of equity. He received a grant of 60,000 options and 20,000 restricted stock units in March 2006, a grant of 25,000 restricted stock units in April 2006, and a grant of 10,000 restricted stock units in February 2007. The committee decided that because (i) Mr. Goodwin had received no grants of equity during the period between February 2007 and the November Grants, (ii) no further grants would be made to him during the customary grant period in 2009, and (iii) the grants of equity to him prior to February 2007 were relatively modest and (iv) the company had strong business performance in 2008 up to that point, a larger grant was appropriate in November 2008.

Under its charter, the compensation committee is the administrator of all of our equity plans, including the 1998 Plan and the 2005 Plan. The committee, among other things, approves grantees under the Plans who have been proposed by management, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations. The board has delegated to the chief executive officer the authority to approve individual stock awards up to a total of 25,000 stock options per person and up to a total of 8,000 restricted stock units per person to non-executive officers and employees. The committee also monitors the dilution and overhang effects of our outstanding stock options in relation to the total number of outstanding shares of our common stock.

In February 2009, the compensation committee of the board of directors approved stock ownership guidelines for executive officers, which require that executives and vice presidents that report directly to the chief executive officer have a minimum ownership threshold amount of stock equal to one times the base salary of the executive, and that all other vice presidents have a minimum ownership threshold amount of stock equal to 50% of the base salary of the executive. Stock ownership levels should be achieved by each executive within four years of the adoption of the guidelines or within four years of first appointment as an executive. Our named executive officers, along with other key employees, are also subject to the company’s special trading policy, which restricts insiders’ trading in company stock to defined periods each quarter starting on the second day following the release of quarterly earnings to the fifteenth day prior to the end of a financial quarter. In addition, employees subject to this policy must receive written pre-clearance from our chief financial officer or general counsel prior to conducting any trades. Purchases and sales of stock pursuant to pre-approved 10b5-1 trading plans and purchases pursuant to the company’s employee stock purchase plan are exempt from this policy. The company encourages executives to adopt 10b5-1 plans but does not require their use for all trading activity.

Change in Control Agreements

Except in the case of a change in control of the company, the company is not obligated to pay severance or other enhanced benefits to any named executive officers upon termination of their employment. However, we have entered into change in control severance agreements with certain key employees, including the named executive officers. These are designed to promote stability and retention of senior management prior to and following a change in control and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Information regarding these arrangements is provided in the section “Payments Made Upon a Change in Control.”

During 2008, the compensation committee reviewed and updated the form of the change in control agreement for our named executive officers to make several non-material clarifying changes to ensure compliance with Section 409A and Section 162(m) of the Tax Code. Our named executive officers entered into these revised agreements in 2008 (which superseded the prior agreements).

Benefits

The company purchases annual life and disability insurance policies to provide individual coverage for the company’s senior executives, including its named executive officers. The change in control agreements with its executives (described below in the section “Payments Made Upon a Change in Control”) require SonoSite to provide insurance benefits to executives in the event of termination of employment following a change in control that are no less favorable than the benefits in effect on the date of the change in control. Because the company would not be able to maintain equivalent life and disability insurance policies under the existing group benefit plan for employees no longer employed following a change in control, new plans were purchased to ensure compliance with the provisions of the agreements if such benefits were required in the future. These plans will provide an equivalent level of life insurance and a higher cap on disability insurance benefits than the plans that are generally available to all employees. These benefits were implemented for each named executive officer in 2007, and are still currently in effect at the same levels.

TAX CONSIDERATIONS.

Deductibility of Executive Compensation

In making compensation decisions affecting the executive officers, the compensation committee considers SonoSite’s ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal

Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as “performance-based” compensation is specifically exempted from this deduction rule. The committee cannot assure that it will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). We believe that stock options granted to named executive officers under the 1998 Plan and 2005 Plan would qualify as “performance-based compensation” and therefore are Section 162(m) qualified. Restricted stock units with time-based vesting under the 2005 Plan are not Section 162(m) qualified. Awards under the VIP may qualify as deductible under section 162(m) of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of the compensation committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee of the board of directors of SonoSite, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our compensation committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the compensation committee:

Compensation Committee

ROBERT G. HAUSER, M.D. (chairperson)

KIRBY L. CRAMER

STEVEN R. GOLDSTEIN, M.D.

WILLIAM G. PARZYBOK, JR.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth information regarding compensation earned for services rendered to SonoSite during 2008, 2007 and 2006, by our chief executive officer, our chief financial officer and the next three most highly compensated executive officers other than the chief executive officer whose salary and bonus exceeded $100,000 in 2008, 2007 and 2006. Collectively, these are the “Named Executive Officers”.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)		Option Awards (1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Kevin Goodwin (2) President and Chief Executive Officer	2008 2007 2006	$ $ $	450,000 450,000 415,385	— — —	$ $ $	648,527 602,583 386,063	$ $ $	352,294 331,397 314,454	$ $	909,000 450,000 —	$ $ $	13,877 14,398 36,826	$ $ $	2,373,698 1,848,378 1,152,728

Michael Schuh (3) Vice President, Finance, Chief Financial Officer and Treasurer	2008 2007 2006	$ $ $	220,000 217,692 200,000	— — —	$ $ $	142,019 130,283 67,757	$ $ $	102,129 103,891 116,463	$ $	200,000 110,000 —	$ $ $	12,239 13,125 9,000	$ $ $	676,387 574,991 393,220

Bernard Pitz (4) Former Senior Vice President, Finance, Chief Financial Officer and Treasurer	2008		$155,077	—		—		—		—		$690,267		$845,344

James Branman (5) (9) Vice President, US Sales	2008		$186,539	$25,000		$93,195		$4,303		$85,871		$71,916		$466,824

Graham Cox (6) Senior Vice President, Worldwide Sales and Distribution	2008 2007 2006	$ $ $	308,973 315,586 290,055	— — —	$ $ $	199,302 184,340 112,928	$ $ $	170,216 168,497 155,603	$ $	364,812 41,250 —	$ $ $	31,739 148,079 51,502	$ $ $	1,075,042 857,752 610,088

James Gilmore (7) (9) Senior Vice President, Product Innovation and Customer Delivery	2008		$220,000	—		$238,944		$3,559		$200,000		$11,147		$673,650

Kathryn Surace-Smith (8) Vice President, General Counsel and Corporate Secretary	2008 2007 2006	$ $ $	220,000 217,692 199,039	— — —	$ $ $	179,595 170,825 101,635	$ $ $	149,042 151,924 153,825	$ $	200,000 100,000 —	$ $ $	12,238 12,626 6,993	$ $ $	760,875 653,067 461,492

(1)	The amounts included in the “Stock Awards” and “Option Awards” column represent the compensation cost, without reduction for estimated forfeiture rates, recognized by the company in 2008, 2007 and 2006 related to stock awards and stock option awards granted to the named executive officers. For a description of valuation assumptions, see Note 11 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2008.

(2)	Mr. Goodwin’s All Other Compensation consists of $10,350 in 401(k) matching contributions and $3,527 for insurance premiums for 2008; $10,125 in 401(k) matching contributions and $4,273 for insurance premiums for 2007; and $12,058 in 401(k) matching contributions and $24,768 for reimbursement of legal and tax advice expenses for 2006.

(3)	Mr. Schuh’s All Other Compensation consists of $9,519 in 401(k) matching contributions and $2,720 in insurance premiums for 2008; and $9,796 in 401(k) matching contributions and $3,329 in insurance premiums for 2007. 2006 All Other Compensation is for 401(k) matching contributions.

(4)	Mr. Pitz was SonoSite’s chief financial officer from May 12, 2008 until October 15, 2008. Accordingly, he is included in the table because SEC rules require that we include any individual for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of SonoSite at year end. Mr. Pitz’s All Other Compensation consists of $517,500 in severance payments, $171,820 in relocation expenses, and $947 in insurance premiums.

(5)	Mr. Branman’s All Other Compensation consists of $42,500 in cost of living adjustment (“COLA”) payments, $10,769 in vacation buybacks, $10,004 in 401(k) matching contributions, $7,200 in car allowance, and $1,443 in insurance premiums for 2008.

(6)

Mr. Cox’s 2008 salary includes £24,000 converted to U.S. dollars at an annual average exchange rate of $1.85 per British pound. All Other Compensation consists of $28,703 in employer pension contributions (£15,515, converted at $1.85 to 1 British pound)

and $3,036 in insurance premiums for 2008; $17,112 for car allowance, $24,453 in employer pension contributions, $4,373 in insurance premiums and $102,141 in moving expenses to relocate from UK for 2007; and $22,502 for car allowance and $29,000 in employer pension contributions for 2006. For years 2006 and 2007, some items of Other Compensation were paid in British pounds, but are shown in U.S. dollars at a conversion rate of $2.001 per British pound in 2007, and $1.972 per British pound in 2006.

(7)	Mr. Gilmore’s All Other Compensation consists of $8,758 in 401(k) matching contributions and $2,389 in insurance premiums for 2008.

(8)	In October 2008, the board determined that it was not necessary to classify Ms. Surace-Smith’s position as an executive officer position. While Ms. Surace-Smith remains in the position of vice president, general counsel and corporate secretary, she ceased being an executive officer as of the date of the board’s determination. Accordingly, she is included in the table because SEC rules require that we include any individual for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of SonoSite at year end. Ms. Surace-Smith’s All Other Compensation consists of $9,519 in 401(k) matching contributions and $2,719 in insurance premiums for 2008; and $9,396 in 401(k) matching contributions and $3,230 in insurance premiums for 2007. 2006 All Other Compensation is for 401(k) matching contributions.

(9)	Mr. Branman’s and Mr. Gilmore’s positions were designated as executive officer positions in October 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of equity and non-equity plan awards made to our Named Executive Officers during fiscal 2008:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) (5)
		Threshold	Target	Maximum (2)
Kevin Goodwin	11/20/08	$274,500	$450,000	$2,000,000	50,000	150,000	$16.44	$1,667,445

Michael Schuh	11/20/08	$60,390	$99,000	$2,000,000	7,500	22,500	$16.44	$250,117

Bernard Pitz	5/12/08	$96,075	$157,500	$2,000,000	—	160,000	$32.02	$1,812,768

James Branman (6)	11/20/08	$92,500	$152,500	N/A	2,813	8,438	$16.44	$93,798

Graham Cox	11/20/08	$110,166	$180,600	$2,000,000	12,500	37,500	$16.44	$416,861

James Gilmore	11/20/08	$60,390	$99,000	$2,000,000	7,500	22,500	$16.44	$250,117

Kathryn Surace-Smith	11/20/08	$60,390	$99,000	$2,000,000	2,500	7,500	$16.44	$83,373

(1)	Amounts shown in these columns represent the range of possible cash payouts for bonus arrangements established in February 2008 under the VIP.

(2)	The terms of the 2008 VIP plan provide that no participant shall receive more than $2,000,000 under the 2008 VIP.

(3)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(4)	SonoSite calculates the option exercise price and the fair value of stock awards by using the closing price on the grant date.

(5)	The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For a description of the valuation assumptions, see Note 11 to our financial statements in our Form 10-K for the year ended December 31, 2008.

(6)	Mr. Branman’s Threshold for Estimated Possible Payouts Under Non-Equity Incentive Plan Awards is subject to variations based on quarterly results. Bonuses for Mr. Branman under the sales incentive plans in 2008 were calculated on quarterly achievement rather than annual achievement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2008.

Name	Grant Date (1)	Option Awards						Stock Awards
		Number of Secur- ities Under- lying Unexer- cised Options Exercis- able	Number of Securi - ties Under - lying Unexer- cised Options Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Vest Date of Stock Awards
Kevin Goodwin	4/29/03	31,059	—	—	$16.03	04/29/13	(3)	—	—	—
	3/1/06	55,000	5,000		$40.58	02/28/13	(3)	20,000	$373,400	03/01/09	(5)
	4/25/06	—	—	—	—	—		25,000	$466,750	04/25/10	(6)
	2/13/07	—	—	—	—	—		10,000	$186,700	02/13/10	(5)
	11/20/08	—	—	150,000	$16.44	11/20/18	(4)	50,000	$933,500	11/20/11	(5)

Michael Schuh	7/24/00	60,000	—	—	$28.25	07/24/10	(4)	—	—	—
	4/24/01	10,000	—	—	$14.57	04/24/11	(4)	—	—	—
	9/19/02	15,000	—	—	$12.26	09/19/12	(4)	—	—	—
	4/29/03	25,000	—	—	$16.03	04/29/13	(3)	—	—	—
	3/1/06	16,500	1,500	—	$40.58	02/28/13	(3)	6,000	$112,020	03/01/09	(5)
	2/13/07	—	—	—	—	—		5,000	$93,350	02/13/10	(5)
	11/20/08	—	22,500	—	$16.44	11/20/18	(4)	7,500	$140,025	11/20/11	(5)

Bernard Pitz	5/12/09	—	—	—	N/A	N/A		—	—	—

James Branman	1/19/05	1,770	—	—	$32.50	01/19/15	(4)	—	—	—
	2/1/06	—	—	—	—	—		500	$9,335	02/01/09	(5)
	2/9/ 06	—	—	—	—	—		2,000	$37,340	02/06/09	(5)
	2/7/07	—	—	—	—	—		5,000	$93,350	02/07/10	(5)
	11/20/08	—	8,438	—	$16.44	11/20/18	(4)	2,813	$52,519	11/20/11	(5)

Graham Cox	3/1/06	27,500	2,500	—	$40.58	02/28/13	(3)	10,000	$186,700	03/01/09	(5)
	5/15/03	12,515	—	—	$19.66	05/15/13	(3)	—	—	—
	5/15/03	2,485	—	—	$19.48	05/15/13	(3)	—	—	—
	2/13/07	—	—	—	—	—		5,000	$93,350	02/13/10	(5)
	11/20/08	—	37,500	—	$16.44	11/20/18	(4)	12,500	$233,375	11/20/11	(5)

James Gilmore	7/10/06	—	—	—	—	—		10,000	$186,700	07/10/09	(5)
	2/1/07	—	—	—	—	—		5,000	$93,350	10/23/10	(5)
	10/23/07	—	—	—	—	—		5,000	$93,350	02/01/10	(5)
	11/20/08	—	22,500	—	$16.44	11/20/18	(4)	7,500	$140,025	11/20/11	(5)

Kathryn Surace-Smith	10/7/02	7,500	—	—	$10.70	10/07/13	(4)	—	—	—
	4/29/03	20,000	—	—	$16.03	04/29/13	(3)	—	—	—
	3/1/06	24,750	2,250	—	$40.58	02/28/13	(3)	9,000	$168,030	03/01/09	(5)
	11/20/08	—	7,500	—	$16.44	11/20/18	(4)	2,500	$46,675	11/20/11	(5)

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	The fair market value at December 31, 2008 is computed based on a stock price per share of $18.67 on December 31, 2008.

(3)	All such options vest monthly from the date of grant, fully vesting in four years.

(4)	All such options vested 25% annually on the anniversary of the date of grant, fully vested in four years.

(5)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(6)	All such restricted stock grants vest fully on the fourth anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Kevin Goodwin	—	—	—	—
Michael Schuh	—	—	—	—
Bernard Pitz	—	—	—	—
James Branman	750	$10,171
	250	$4,675
	3,125	$41,239
			1000	$35,365
			375	$7,961
Graham Cox	—	—	—	—
James Gilmore	—	—	—	—
Kathryn Surace-Smith	—	—	—	—

(1)	Value is determined by multiplying the number of shares acquired by the difference between the exercise price and the market price at the exercise date.

(2)	Value is determined by multiplying the number of awards vested by the market price on the vest date, reduced by the award price.

PENSION BENEFITS

SonoSite does not maintain a defined benefits plan, cash balance plan or supplemental executive retirement plan.

NONQUALIFIED DEFERRED COMPENSATION

SonoSite does not maintain a nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Senior Management Employment Agreements (the “Agreements”) with each of our named executive officers and certain other company officers. These agreements are substantially similar to each other and provide for payments and benefits (a) upon certain terminations of employment and (b) following a change in control, as described below. In addition, our 1998 Plan and 2005 Plan provides for equity acceleration upon a change in control as detailed below.

Payments upon Involuntary Termination following a Change in Control. In the event of an involuntary termination (meaning a termination of employment by SonoSite without Cause (1) or by the executive for “Good Reason”(2)) following a “Change in Control” (3), the executive is entitled to receive (a) a lump sum payment equal to twice the executive’s then current annual salary or the annual salary immediately prior to the Change in Control, whichever is higher, (b) a lump sum payment equal to twice the percentage of the executive’s annual salary paid as a bonus for the fiscal year immediately preceding the Change in Control or, if no such bonus has been paid or determined, 100% of the executive’s target bonus for the most recent fiscal year prior to the Change in Control, and (c) 12 months’ continued life, disability, medical, dental, and vision benefits for executive and his or her dependents. In addition, the executive is entitled to a gross-up for any change in control excise taxes, if the payments or benefits under the Agreement, together with any other benefits, trigger such excise taxes. Receipt of severance payments is contingent on (a) compliance a 12-month non-solicit of employees (such 12-month period commencing on the date of termination), (b) execution and non-revocation of a waiver and release of claims, and (c) continued compliance with proprietary information agreements.

Payments upon Change in Control. Pursuant to outstanding equity award agreements, all outstanding stock options and restricted shares held by executives vest in full upon a Change in Control, as that term is defined in our 2005 Plan. Under our 1998 Plan and 2005 Plan, upon a Change in Control, each outstanding unvested option will automatically vest and become exercisable and all restrictions on shares of restricted stock and restricted stock units will lapse. These acceleration provisions apply to outstanding equity awards issued to all employees.

In addition, pursuant to the Agreements, following a Change in Control our executives are guaranteed during the term of such agreements (a) an annual salary no less than the annual salary in effect immediately prior to the Change in Control, (b) an annual bonus opportunity in an amount no less than the average of the executive’s three annual bonuses paid in the three years prior to the Change in Control, (c) equivalent employee benefits and (d) in the event of the executive’s death or disability, up to 24 months’ continued welfare benefits for executive and executive’s dependents, as applicable. If a change in control were to have occurred on December 31, 2008, Mr. Goodwin would be guaranteed an annual base salary of $450,000, annual bonus opportunity of $250,000, and benefits with an annual value of approximately $12,646, Mr. Schuh would be guaranteed an annual base salary of $220,000, annual bonus opportunity of $66,667, and benefits with an annual value of approximately $17,147, Mr. Cox would be guaranteed an annual base salary of $265,000, annual bonus opportunity of $44,417, and benefits with an annual value of approximately $14,204, Mr. Branman would be guaranteed an annual base salary of $220,000, annual bonus opportunity of $110,599, and benefits with an annual value of approximately $16,443, Mr. Gilmore would be guaranteed an annual base salary of $220,000, annual bonus opportunity of $50,000, and benefits with an annual value of approximately $17,486, and Ms. Surace-Smith would be guaranteed an annual base salary of $220,000, annual bonus opportunity of $65,000, and benefits with an annual value of approximately $14,363.

Other Provisions of the Agreements. Each Agreement provides for an initial term of two years, with automatic renewal for successive two-year terms on each annual anniversary date of the Agreement, unless earlier terminated. If a Change in Control occurs, however, each Agreement will expire two years after the Change in Control, unless earlier terminated. Each Agreement may be earlier terminated (a) prior to a Change in Control, by us upon 30 days’ prior written notice, so long as a Change in Control does not occur prior to the termination date set forth in the notice; (b) prior to a Change in Control, by the executive upon 30 days’ prior written notice, whether or not a change in control occurs prior to the termination date set forth in the notice; and (c) after a Change in Control, by us or the executive upon 30 days prior written notice. Notwithstanding the foregoing, once benefits have been triggered under the Agreements, termination of the Agreements does not terminate continuation of the benefits required to be provided under the Agreements.

The table below shows the value of payments and benefits our executives are entitled to receive upon certain terminations of employment or in the event of a Change in Control.

Post Termination or Change in Control Incremental Value Transfer
		Change in Control (7)	Involuntary Termination Related to Change in Control (8)	Death or Disability Following a Change in Control
Kevin Goodwin	Salary	$0	$900,000	$0
	Bonus	$0	$900,000	$0
	Benefits	$0	$12,646	$18,239
	Equity Acceleration (4)	$2,399,400	$0	$0
	Tax Gross-Up (5)	$0	$0	$0
	Total	$2,399,400	$1,812,646	$18,239

Michael Schuh	Salary	$0	$440,000	$0
	Bonus	$0	$220,000	$0
	Benefits	$0	$17,147	$28,853
	Equity Acceleration (4)	$412,380	$0	$0
	Tax Gross-Up (5)	$0	$0	$0
	Total	$412,380	$677,147	$28,853

Bernard Pitz (9)	Salary	—	—	—
	Bonus	—	—	—
	Benefits	—	—	—
	Equity Acceleration (4)	—	—	—
	Tax Gross-Up (5)	—	—	—
	Total	—	—	—

James Branman	Salary	$0	$440,000	$0
	Bonus	$0	$256,810	$0
	Benefits	$0	$16,443	$5,174
	Equity Acceleration (4)	$218,982	$0	$0
	Tax Gross-Up (5)	$0	$0	$0
	Total	$218,982	$713,253	$5,174

Graham Cox	Salary	$0	$530,000	$0
	Bonus	$0	$75,388	$0
	Benefits	$0	$14,204	$22,334
	Equity Acceleration (4)	$623,700	$0	$0
	Tax Gross-Up (5) (6)	$0	$0	$0
	Total	$623,700	$619,592	$22,334

James Gilmore	Salary	$0	$440,000	$0
	Bonus	$0	$231,579	$0
	Benefits	$0	$17,486	$30,195
	Equity Acceleration (4)	$584,100	$0	$0
	Tax Gross-Up (5)	$0	$265,092	$0
	Total	$584,100	$954,157	$30,195

Kathryn Surace-Smith	Salary	$0	$440,000	$0
	Bonus	$0	$200,000	$0
	Benefits	$0	$14,363	$23,288
	Equity Acceleration (4)	$334,620	$0	$0
	Tax Gross-Up (5)	$0	$0	$0
	Total	$334,620	$654,363	$23,288

(1)

“Cause” is generally defined under the Agreements as (a) willful misconduct on the part of the executive that has a materially adverse effect on SonoSite and its subsidiaries, taken as a whole, (b) the executive engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against SonoSite or involving substance abuse, fraud or moral turpitude, or which would materially compromise

SonoSite’s reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of SonoSite, or (c) unreasonable refusal by the executive to perform the duties and responsibilities of his or her position in any material respect.

(2)	“Good Reason” is generally defined under the Agreements as, without the executive’s express written consent, (a) (i) the assignment to the executive of duties, or limitation of executive’s responsibilities, materially inconsistent with executive’s title, position, duties, responsibilities and status with SonoSite or any subsidiary as such duties and responsibilities existed immediately prior to the date of the change in control, or, (ii) removal of the executive from, or failure to re-elect the executive to, executive’s positions with SonoSite or any subsidiary immediately prior to the change in control, except in connection with the involuntary termination of the executive’s employment by SonoSite for cause or as a result of the executive’s death or disability, (b) failure by SonoSite to pay, or material reduction by SonoSite of, the executive’s annual base salary, as reflected in payroll records for the pay period immediately prior to the change in control, (c) failure by SonoSite to pay, or material reduction by SonoSite of, the executive’s salary and benefits, (d) the relocation of the principal place of the executive’s employment to a location that is more than twenty-five miles further from the executive’s principal residence than such principal place of employment immediately prior to the change in control, or (e) the breach of any material provision of the executive’s Agreement by SonoSite, including, without limitation, failure by SonoSite to bind any successor to the agreement.

(3)	“Change in Control” is generally defined under the Agreements as any of the following: (a) any merger or consolidation in which SonoSite shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction, (b) the sale of all or substantially all of SonoSite’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of SonoSite by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (d) the dissolution or liquidation of SonoSite, (e) a contested election of directors, as a result of which or in connection with which the incumbent directors cease to constitute a majority of the Board, or (f) any other event specified by the Board.

“Change in Control” is generally defined under the 2005 Plan as any of the following: (a) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction), (b) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity, (d) the dissolution or liquidation of the Company, (d) a contested election of directors, as a result of which or in connection with which the incumbent directors cease to constitute a majority of the Board, or (e) any other event specified by the board or a committee.

(4)	Amount reflects $19.08, minus the exercise price for stock options and $19.08 minus the purchase price for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award. $19.08 was the per share closing price of our common stock on December 31, 2008.

(5)

The following assumptions were used for purposes of calculating the Section 280G/4999 tax gross-up: (1) a December 31, 2008 change in control and termination of employment, (2) 1.36% and 2.83% short- and mid-term present value factors, (3) a 2.7% risk free rate, (4) 34% stock option volatility, (5) 90-day remaining life on stock options, (6) all payments made in 2008 are assumed to have been made in the ordinary course of business, (7) Named Executive Officers waived vesting acceleration with respect to stock options with an exercise price greater than $19.08 (underwater stock options), and (8) payments and benefits are subject to a 36.45% tax (combined federal and medicare) plus additional state taxes (0% in Washington,

10.3% in CA, as applicable). In addition, the gross-up calculation may ignore many personal income tax adjustment items such as deduction phase-outs and effect of alternative minimum taxation.

(6)	Mr. Cox was not a U.S. taxpayer prior to 2007. For purposes of calculating the Section 280G value of payments and benefits he is entitled to receive before being subject to excise taxation under Section 4999, we multiplied his total compensation (generally base salary plus bonuses paid) for each applicable year by the US$ exchange rate on December 31 of the same year.

(7)	In the event of a Change in Control, Named Executive Officers are guaranteed minimum payments and benefits set forth above under “Payments Upon a Change in Control.”

(8)	In the event of an “Involuntary Termination Related to Change in Control,” Named Executive Officers previously would have received the equity acceleration listed under “Change in Control.” The tax gross-up associated with the value of the equity acceleration shown under “Change in Control,” if any, is included in the tax gross-up in this column. No Named Executive Officer would be paid a gross-up solely because of the occurrence of acceleration of outstanding equity awards due to a Change in Control.

(9)	Following the termination of employment of Mr. Pitz on October 15, 2008, he is no longer entitled to receive change in control, severance or termination payments.

NON-EMPLOYEE DIRECTOR COMPENSATION

SonoSite uses a combination of cash and stock-based incentive compensation to compensate its board members.

Cash Compensation

Directors who are employees of SonoSite do not receive any fee for their services as directors. Directors who are not employees of SonoSite are paid an annual retainer of $30,000 plus $1,000 per day for each board of directors meeting attended both in person and by telephone and $1,000 for each additional committee meeting attended both in person and by telephone that is not associated with a regular quarterly board meeting. Additionally, annual retainers are paid for the following committee chairs: audit committee: $15,000, compensation committee: $10,000, nominating and corporate governance committee: $5,000 and quality and technology committee: $5,000, mergers and acquisitions committee: $5,000 and financing committee: $5,000. Annual retainers are paid for serving as members of the board committees as follows: audit committee: $5,000, compensation committee: $3,000, nominating and corporate governance committee: $1,000, innovation and technology committee: $1,000, mergers and acquisitions committee: $1,000 and financing committee: $1,000. Any nonemployee director serving as chairperson of the board is paid an additional annual retainer of $30,000. We also reimburse directors for reasonable expenses they incur in attending meetings of the board.

Stock Option Program

Directors are eligible to receive restricted stock and stock options under our 2005 Plan. Each nonemployee director, including the chairperson, automatically receives 5,000 restricted stock units on the date of his or her initial election or appointment as director. Each nonemployee director, including the chairperson, thereafter receives 5,000 restricted stock units immediately following the next year’s annual meeting of shareholders (provided such director did not receive an initial grant upon appointment to the board of directors in that same year), and following each annual meeting of shareholders thereafter for as long as the director serves on our board. All restricted stock units will vest in 1/3 increments on each anniversary of the date of grant over a three-year period, assuming a director’s continued service on our board of directors during this time.

Stock Ownership Guidelines

In February 2008, the board of directors approved stock ownership guidelines for directors, which encourages directors to own 2,000 shares of company stock by December 31, 2008. As of December 31, 2008, all directors owned more than 2,000 shares of company stock.

The following table summarizes director compensation during fiscal year 2008:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total
Kirby L. Cramer	$77,000	$34,068	$38,328	—	$149,396

Carmen L. Diersen	$50,000	$34,068	$38,328	—	$122,396

Edward V. Fritzky	$46,000	$34,068	$38,328	—	$118.396

Steven R. Goldstein, M.D. (3)	$40,452	$34,068	$38,328	$1,500	$114,348

Paul V. Haack	$55,333	$34,068	$38,328	—	$127,729

Robert G. Hauser, M.D.	$49,667	$34,068	$38,328	—	$122,063

Richard O. Martin, Ph.D.	$25,319	$29,634	—	—	$54,953

William G. Parzybok, Jr.	$45,882	$34,068	$38,328	—	$118,278

Jeffrey Pfeffer (4)	$11,000	—	$38,328		$49,328

Jacques Souquet, Ph.D.	$38,667	$34,068	$38,328	—	111,063

(1)	Kevin Goodwin, SonoSite’s president and chief executive officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Goodwin as an employee is shown in the Summary Compensation Table.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost, without reduction for estimated forfeitures, recognized by the company in 2008 related to stock option awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a description of valuation assumptions, see Note 11 to our financial statements included in our Form 10-K for the year ended December 31, 2008.

(3)	Dr. Goldstein received a $1,500 honorarium for speaking at SonoSite’s 2008 national sales meeting.

(4)	Dr. Pfeffer retired from SonoSite’s board of directors April 21, 2008.

AUDIT COMMITTEE REPORT

The information contained in the following report of the audit committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee of the board of directors for 2008 was composed of Paul V. Haack (chairperson), Carmen L. Diersen, Edward V. Fritzky and William G. Parzybok, Jr. On February 9, 2009, Richard O. Martin, Ph.D. was appointed to the audit committee and Mr. Parzybok stepped down as a committee member to join the compensation committee. Mr. Fritzky will retire effective April 21, 2009, as he is not standing for re-election as a director. Our board of directors has determined that all audit committee members are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as defined in Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules. The audit committee operates under a written charter, adopted by the board of directors on October 21, 2002, and revised most recently on October 24, 2006. We are in compliance with the listing standards of the NASDAQ Stock Market on audit committee charters and composition.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for conducting an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the Company’s consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting based on the audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent registered public accounting firm.

In this context, the audit committee has met and held discussions with management and KPMG. In addition, the members of the audit committee individually reviewed our consolidated financial statements before their filing with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and KPMG. The audit committee met with representatives of KPMG, without management present, to discuss the results of its audit, the evaluation of our internal controls and the overall quality of our financial reporting. The audit committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”.

The audit committee also reviewed with KPMG the written disclosures required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with KPMG’s independence. During 2008, the audit committee pre-approved all audit and non-audit services provided by KPMG.

Based on the audit committee’s discussion with management and KPMG and its review of the representation of management and the report of KPMG to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

The foregoing report is provided by the following directors, who constitute the audit committee:

Audit Committee

PAUL V. HAACK (chairperson)

CARMEN L. DIERSEN

EDWARD V. FRITZKY

RICHARD O. MARTIN, PH.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

Except as otherwise noted, the following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 19, 2009, for:

•	each person or group that we know owns more than 5% of the common stock,

•	each of our directors,

•	each of our executive officers named in the summary compensation table, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 19, 2009, 17,071,582 shares of common stock were issued and outstanding. The officers and directors in the following table can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Number of Option Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned
Wells Fargo & Company and affiliated entities (2)	2,671,443	—	15.7%
420 Montgomery Street
San Francisco, CA 94163
BlackRock, Inc. (2)	2,594,578	—	15.2%
40 East 52nd Street
New York, NY 10022
Capital World Investors (2)	1,184,100	—	6.9%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Barclays Global Investors, NA and affiliated entities (2)	1,049,911	—	6.2%
400 Howard Street
San Francisco, CA 94105
Kevin Goodwin	171,807	91,059	1.5%
Michael Schuh	18,500	128,000	*
Kirby L. Cramer (3)	30,000	75,000	*
Jacques Souquet, Ph.D.	21,794	80,000	*
William G. Parzybok, Jr.	21,500	80,000	*
Edward V. Fritzky	13,500	80,000	*
Steven R. Goldstein, M.D.	10,600	75,000	*
Graham Cox	28,233	45,000	*
Kathryn Surace-Smith (4)	15,282	54,500	*
Robert G. Hauser, M.D.	7,000	45,000	*
Carmen L. Diersen	7,500	35,000	*
Paul V. Haack	8,000	25,000	*
James Gilmore	27,998	—	*
James Branman	14,010	1,823	*
Richard O. Martin, Ph.D.	5,000	—	*
Bernard Pitz (5)	—	—	—
All directors and named executive officers as a group (16 people)	400,724	815,382	6.9%

*	Less than one percent.

(1)	Consists of shares subject to options exercisable within 60 days of February 19, 2009.

(2)	Based on publicly available information as of December 31, 2008, as contained in a Schedule 13G filed with the SEC.

(3)	Includes 2,000 shares held by Mr. Cramer’s spouse.

(4)	Number of shares beneficially owned is based on information as of October 2008 when Ms. Surace-Smith’s designation as a Section 16 reporting officer was removed.

(5)	Mr. Pitz was the company’s chief financial officer from May 12, 2008 until October 15, 2008. Accordingly, he is included in the table because SEC rules require that we include any individual for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of SonoSite at year end. However, since Mr. Pitz is no longer with the company, we do not have knowledge of his ownership of our stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company recognizes that transactions between the company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Nevertheless, the company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the company. Therefore, pursuant to the requirements of its charter, the audit committee of the board of directors reviews and, if appropriate, approves or ratifies any such transactions in which the company is or will be a participant, and in which any of the company’s directors or executives had, has or will have a direct or indirect material interest. The committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee determines in good faith.

Change in Control Agreements With our Executive Officers. We have entered into change in control agreements with our named executive officers. See “Potential Payments Upon Termination or Change In Control.”

Indemnification Agreements. Our articles of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Washington Business Corporation Act. In addition, our articles provide the company with the authority to purchase director and officer liability insurance to meet these obligations. We currently provide such insurance and intend to maintain it.

In addition, we have entered into indemnification agreements with our directors and key executives, including our named executive officers. These agreements require SonoSite to advance fees and expenses incurred by a director or officer in defense of a legal proceeding brought against him or her as a result of actions performed as a director or officer. The advancement of such costs is conditioned upon the director or officer providing to SonoSite an undertaking stating that such costs will be repaid to SonoSite if there is a final adjudication by a court that the individual is not entitled to such indemnification. The agreement obligates SonoSite to pay any damages, losses, and claims resulting from such legal proceeding, with the exception of actions, claims or proceedings (i) in which the director or officer is adjudged liable to SonoSite; (ii) in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer (for example, insider trading and short swing trading under Section 16); (iii) in which the director or officer is adjudged to have engaged in intentional misconduct or a knowing violation of law; and (iv) if SonoSite is otherwise prohibited by applicable law from paying such indemnification.

Related Party Transactions in 2008. The son-in-law of one of our independent directors, Jacques Souquet, Ph.D., is our vice president, corporate development. His total compensation exceeds $120,000 per fiscal year. However, he does not qualify as an executive officer under either Nasdaq rules or for Section 16 reporting purposes. Although the board determined that Dr. Souquet still qualifies as an independent director, he does not serve on the audit committee, compensation committee or nominating and corporate governance committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 2008 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been recommended by the audit committee of the board of directors for reappointment as our independent registered public accounting firm. KPMG LLP has been our independent registered public accounting firm since 1998. The firm is registered with the Public Company Accounting Oversight Board. The board of directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SonoSite and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP.

A representative of KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if the representative so desires. The representative will be available to respond to appropriate questions from shareholders.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No 2.

FEE DISCLOSURES

The following chart shows the aggregate KPMG LLP fees for professional services in the named categories for the years ended December 31, 2008 and December 31, 2007:

	Fiscal Year 2008	Fiscal Year 2007
Audit fees (1)	$1,179,000	$1,360,000
Tax fees (2)	$14,000	$12,000

Total	$1,193,000	$1,372,000

(1)	Audit fees consisted of professional services rendered in connection with the audit of SonoSite’s annual financial statements, audit of SonoSite’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, reviews of the consolidated financial statements included in SonoSite’s quarterly reports on Form 10-Q, fees for the statutory audit of the U.K. subsidiary and professional services rendered in connection with documents filed with the SEC.

(2)	Tax fees consisted of consultations on various tax matters.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The audit committee’s charter provides that the committee meets and pre-approves all audit services and all permissible non-audit services to be performed for SonoSite by its independent registered public accounting firm. Our audit committee has determined that KPMG LLP’s rendering of all other non-audit services is compatible with maintaining auditor independence.

OTHER BUSINESS

The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying notice of annual meeting of shareholders and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

DEADLINE FOR RECEIPT OF

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholder proposals intended for inclusion in the proxy materials for our 2010 annual meeting must be received by us no later than November 27, 2009 (the anniversary date of this year’s proxy mailing minus 120 days).

Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials must give written notice of the proposal to us no later than January 20, 2010 (90 days prior to the date of the 2010 annual meeting). If our 2010 annual meeting is scheduled for a date earlier than the first Tuesday in May, however, such notice must be given within ten days after our first public disclosure of the scheduled meeting date. Such proposals should be directed to the Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2008 accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Investor Relations, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904, (425) 951-1200.

By Order of the Board of Directors

Kathryn Surace-Smith

Vice President, General Counsel and

Corporate Secretary

Bothell, Washington

March 20, 2009

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the annual meeting.

SONOSITE, INC.

COMPUTERSHARE

ATTN: DAN SPENGEL

655 MONTGOMERY ST.

SAN FRANCISCO, CA 94111

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to SonoSite, Inc. c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. The board of directors recommends a vote “FOR” the nominees.

	FOR	WITHHOLD	Nominees:

Election of 9 directors	☐	☐	Kirby Cramer Carmen Diersen Kevin Goodwin Steven Goldstein Paul Haack	Robert Hauser Richard Martin William Parzybok, Jr. Jacques Souquet
WITHHOLD for the following only: (write the name of nominee in the space below)

Unless otherwise directed, all votes will be appointed equally among those persons for whom authority is given to vote.

2. The board of directors recommends a vote “FOR” ratification of the appointment of KPMG LLP as independent registered public accounting firm

	FOR	AGAINST	ABSTAIN

Ratification of appointment of independent registered public accounting firm	☐	☐	☐

I plan to attend the annual meeting		☐

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

___________________________	__________________	______________________________
SIGNATURE	DATE	SIGNATURE (JOINT OWNER)

SONOSITE, INC.

This Proxy is solicited by the Board of Directors for the

Annual Meeting of Shareholders – April 21, 2009

The undersigned hereby appoint(s) Kevin M. Goodwin, Michael J. Schuh and Kathryn Surace-Smith and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of SonoSite, Inc. held of record by the undersigned on February 27, 2009 at the annual meeting of shareholders of SonoSite to be held at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904 at 8:00 a.m. on Tuesday, April 21, 2009, with authority to vote upon the matter listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

☒	Please mark your vote as in this example

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.